NEWS FOR IMMEDIATE RELEASE





        THE MANITOWOC COMPANY TO ACQUIRE GROVE WORLDWIDE,

             EXPANDING ITS CRANE INDUSTRY LEADERSHIP



        Acquisition valued at approximately $270 million;

     Expands Manitowoc leadership position in crane industry





MANITOWOC, WI - March 18, 2002 - The Manitowoc Company, Inc.

(NYSE: MTW), the leading worldwide manufacturer of high-capacity,

lattice-boom crawler cranes and tower cranes, announced today that it has executed a definitive agreement to acquire Grove

Worldwide, a leading manufacturer of mobile hydraulic cranes and truck-mounted cranes.  The acquisition, valued at approximately

$270 million, will be funded by a combination of cash and

approximately two million shares of Manitowoc common stock based on current market prices.



"Grove enhances our market-leading positions, represents a strong growth opportunity for our crane segment, and fills a product void by adding mobile cranes to our product offering.  Equally important, we now can provide equipment and lifting solutions for virtually any construction application." said Terry D. Growcock,

Manitowoc's president and chief executive officer.  "The addition of Grove confirms Manitowoc as the leading producer of lifting equipment world-wide."



Founded in 1947, Grove has an extensive product line including 30 crane models and 8 aerial work platforms, with lifting capacity from 8 tons to 550 tons.  Grove is considered a technology leader with a long history of product innovations and patents and has sold more than 55,000 cranes worldwide.  The company employs approximately 2,500 people, operates four manufacturing

facilities in North America and Europe, and sells into more than

50 countries through distribution subsidiaries or agents.  In fiscal 2001, Grove reported revenues of more than $700 million.



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THE MANITOWOC COMPANY TO ACQUIRE GROVE WORLDWIDE / 2





"In addition to its strategic value, this acquisition is well within our financial requirements in terms of earnings and EVA,"

said Glen E. Tellock, Manitowoc's senior vice president and chief financial officer.  "We expect Grove to be neutral to earnings in

2002.  However, based on modest revenue increases, along with the many synergies we have identified between Manitowoc and Grove, we expect the acquisition to be accretive to earnings in 2003 of

$0.20 to $0.30 per diluted share.  Equally important, we expect the transaction to be EVA positive within the next 18 to 24

months."



"The Grove acquisition, combined with last year's acquisition of

Potain, the worldwide leader in tower cranes, gives Manitowoc the broadest product line in the business," said Rob Giebel,

president of Manitowoc's Crane Group.  "We now have access to a mobile telescopic crane market worth an estimated $3 billion worldwide, and we're pleased to offer our customers a complete line of crane products from three world-class brands."



In the transaction, Manitowoc will issue shares of common stock to Grove shareholders and will assume or retire all of Grove's existing debt.  Deutsche Banc Alex. Brown, who advised Manitowoc in the transaction, has provided a financing commitment to

Manitowoc.  The transaction is subject to a number of conditions,

including Grove shareholder approval and regulatory approvals.



Grove emerged from Chapter 11 reorganization in September 2001.

Former creditors of Grove received substantially all of the stock ownership of the new Grove.  Salomon Smith Barney advised Grove in the negotiations with Manitowoc.



CONFERENCE CALL INFORMATION

The Manitowoc Company will host a conference call today, March

18, at 6:00 p.m., Eastern Time. The call will also be broadcast live, via the Internet, at Manitowoc's Web site:

http://www.manitowoc.com.



ABOUT GROVE WORLDWIDE

Grove Worldwide is a leading provider of mobile hydraulic cranes,

truck mounted cranes and aerial work platforms for the global market.  The company's products are used in a wide variety of applications by commercial and residential building contractors as well as by industrial, municipal, and military end users.

Grove's products are marketed to independent equipment rental companies and directly to end users under the brand names Grove

Crane, Grove Manlift, and National Crane.  Grove products are sold in more than 50 countries.



ABOUT THE MANITOWOC COMPANY

The Manitowoc Company, Inc. is a leading producer of lattice-boom cranes, tower cranes, boom trucks, and related products for the construction industry.  It is also a leading manufacturer of ice-

cube machines, ice/beverage dispensers, and commercial

refrigeration equipment for the foodservice industry, and is the leading provider of ship repair, conversion, and new-construction services for the Great Lakes maritime industry.



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THE MANITOWOC COMPANY TO ACQUIRE GROVE WORLDWIDE / 3





FORWARD-LOOKING STATEMENTS

Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private

Securities Litigation Reform Act of 1995, and involve risks and uncertainties. Potential factors could cause actual results to differ materially from those expressed or implied by such

statements. These statements and potential factors include, but are not limited to, those relating to:

* Manitowoc's anticipated revenue gains, margin improvements, and cost savings,

* new crane product introductions,

* foreign currency fluctuations,

* the risks associated with growth,

* geographic factors and political and economic risks,

* added financial leverage resulting from the Grove acquisition,

* actions of Manitowoc and Grove  competitors,

* changes in economic or industry conditions generally or in the markets served by Manitowoc and Grove  companies, and

* the ability to complete and appropriately integrate the Grove acquisition as well as other acquisitions, strategic alliances,

 and joint ventures.



Information on the potential factors that could affect the

company's actual results of operations is included in its filings with the Securities and Exchange Commission, including but not limited to its Annual Report on Form 10-K for the fiscal year ended December 31, 2000.





ADDITIONAL INFORMATION

Shareholders of Grove and other prospective investors are urged to read the prospectus which will be filed by The Manitowoc

Company, Inc. in the future with the Securities and Exchange

Commission.  After the prospectus is filed, interested persons will be able to obtain it free at the Securities and Exchange

Commission's website, which is located at www.sec.gov.  When the prospectus is finalized, it will be mailed, together with a proxy statement, to Grove shareholders, and copies will be available free from The Manitowoc Company.





COMPANY CONTACT:

Glen E. Tellock

Senior Vice President

& Chief Financial Officer

920-683-8122







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